Exhibit 10.2

LICENSE AGREEMENT

THIS AGREEMENT is entered into January 2, 2016 by Soon On Screen TV Incorporated, having its principal place of business at 4017 Colby Avenue, Everett, Washington 98201, USA, (hereinafter referred to as "SONT"), and Tony Reynolds dba, Reynolds Sports and Entertainment, a wholly owned subsidiary of A Kickin Crowd, LLC, 1275 Kinnear Road, Columbus, Ohio, 41212, USA, (hereinafter referred to as "RESET").

WITNESSETH

WHEREAS, RESET has co-developed the property known as Buster's Backyard Bar-B-Q, Knockout Diabetes Diet which is more fully described in Article I of this agreement; and

WHEREAS, RESET has the exclusive right to negotiate and to execute contracts on behalf of the property for its sale or licensing; and

WHEREAS, SONT operates a specialty retail company that markets and sells "as Seen on TV" products and other specialty products using television advertising and online sales,

WHEREAS, RESET desires to grant SONT an exclusive license to develop, produce, market, sell, and exploit the property and develop it as a BRAND,

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, it is hereby agreed by and between the parties as follows:

ARTICLE I – DESCRIPTION OF PROPERTY

The property includes all products and servicesthat pertain to or are derivative of XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX, "Buster's Backyard Bar-B-Q, knockout Diabetes Diet" and all additional created products such as a line of premium barbecque sauce, grilling and cooking appliances, utensiles, aprons and other products, all of which will be marketed under the Buster's Bar-B-Q brand, both the already existing Barbeque sauce and those additional items yet to be developed, written, or produced.

ARTICLE II – GRANT OF LICENSE

RESET hereby grants SONT the exclusive right and license to produce, develop, modidify, market, sell or otherwise commercially exploit the property, subject to all providsions of this agreement unless terminated in accordance with any of the provisions hereof.

ARTICLE III –DUTIES OF SONT

During the term of this AGREEMENT, SONT shall diligently pursue its interest in the manufacturing/marketing or other use of the property and shall remit royalty payments as provided for herein.

ARTICLE IV – DUTIES OF RESET

RESET shall provide the book and all technical work product relating to the book and to the barbecue sauce that currently exist within and pertaining to the property.

If and as requested by SONT, RESET shall assist in the design of point-of-purchase material, display, etc.  RESET shall also participate in the development of items and products related to the extension of the property and the brand.

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ARTICLE V – PURCHASE PRICE AND ROYALTIES

1 ) Purchase price:

SONT will pay to RESET an amount equal $100,000, constituted by $10,000 in cash plus $90,000 in SONT stock valued at closing sale price on December 10, 2015 for the exclusive license to Buster's Backyard Bar-B-Q, alternatively Buster's Bar·B-Q,to be remitted as follows:

A)  Ten Thousand Dollars ($10,000) advance royalty upon the effective date, which payment shall be received by RESET no later than five (5) days after effective date of the agreeemnt.

B)  Ninety Thousand Dollars ($90,000) equivalent in SONT shares valued at the closing price on December 10, 2015 as listed on the OTCMarkets.com website, to be delivered at effective date of the agreement.  Closing price on December 10, 2015, was $0.0006, therefore this amount is 15,000,000 (Fifteen Million) shares.

2)  Royalties and Pyament Terms:

A)  SONT shall keep 100% of net pronts genernated by Buster's B-B-Q until it has recooped its $10,000 cash payment of advance royalty.

B) SONT shall keep 90% of net profits generated by Buster's B-B-Q until it has recouped its $90,000 of stock transferred to RESET as payment of advance royalty.

C)  SONT shall keep 75% of net profits generated by Buster's B-B-Q as permenant royalty.

D)  RESET shall receive none of first $10,000 of net profits. 10% of next $90.000 of net.profits and 25% of all net profits generated from commerical explotation of the Buster's B-B-Q brand and products after that as a permanent royalty.

SONT agrees to engage in the manufacture, marketing and sale of said products related to the BRAND.  SONT agrees to pay to RESET a royalty of XXXXXXXX* of the invoice net selling price of each unit of said BRAND and all subsequent parts sold separately.  Royalty payments shall be computed and paid quarterly, based upon the number of units sold separately.  Units are deemed sold when billed to SONT's customers.  Invoice net selling price is defined as gross invoice paid less applicable discounts.
*TWENTY-FIVE PERCENT (25%)

ARTICLE VI – LICENSING OBLIGATIONS

SONT agrees to perform product development activities regarding BRAND including performing market research, finding a manufacturing source for products,developing a marketing plan for BRAND.

Both parties shall participate in the creation of products.  The book is pre-existing, but SONT may redesign and republish the book.  RESET has already crated one flavor of barbecue sauce, and it will create at least two additional flavors of the sauce.  SONT has begun development of a barbecue grill, and other products and brand extensions will be developed by SONT, and RESET will offer its advice and expertise in the development of these further products.

After the initial transfer of stock a joint press release will be issued jointly by SONT and RESET, and the book's co-authors will make themselves available for all media interviews and press availablities.  Both authors will make themselves available to appear at no less than 6 authorized event functions per year on behalf of the book, and other products of the BRAND, and will make themselves available for no less than ten interviews per year.

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SONT agrees to cover expenses for hotel and airfare for such functions and interviews, and such monies as are provided thereby will be reduced from gross sales applicable to royalty payments, as will development and production costs.

ARTICLE VII – KEEPING RECORDS AND MAKING PAYMENTS

SONT agrees to keep proper books of record showing the total number of units sold of the products covered by this LICENSE AGREEMENT, to make such records available to RESET at its business premises at any time during normal business hours, and SONT agrees to send accounting statements and royalty payments to RESET, within thirty (30) days following the end of each preceding calendar quarter as established by the anniversary date of this AGREEMENT.  Royalty payments by SONT that are not made within these terms are subject to late payment charge of one percent (1%) per month of the royalty owed to RESET.  If royalty payments are not made within ninety (90) days of the end of each preceding calendar quarter, then this AGREEMENT may be terminated at the sole discretion of RESET and RESET will still be owed any and all royalties and penalty interest accrued prior to the date of termination.  All royalty payments due under this AGREEMENT shall be paid to RESET.

ARTICLE VIII - IMPROVEMENTS

RESET, XXXXXXXXXX and SONT shall promptly disclose to each other in writing such technical information, know-how, BRANDs and improvements, discovered or invented by any of them during the term of this AGREEMENT.

ARTICLE IX - TERMINATION

SONT may terminate this AGREEMENT by written notice at least ninety (90) days prior to the date of the termination.  Upon termintion of this AGREEMENT, SONT shall immediately cease manufacturing anything related to BRAND and will be prohibited from selling, distributing, using, or otherwise practicing the said BRAND in any way and is obligated to return all prototype, samples and drawings to RESET. In the event of termination of this AGREEMENT, SONT agrees to pay royalties to RESET on all units sold prior to termination.

Provided royalty payments that are to be made as set forth in this AGREEMENT shall continue.  RESET may terminate this AGREEMENT if SONT does not comply with the terms set forth or if SONT becomes bankrupt or files petition for bankruptcy reorganization.

Unless terminated under the provisions in this article, this AGREEMENT shall persist into eternity, and its benefits and responsibilities shall be binding on the successors or assigns of the parties.

ARTICLE X – MEDIATION OF DISPUTES

All disputes under the provisions of this agreement that cannot be resolved between the parties shall be submitted to a mediator chosen and agreed to by both parties, to be paid for by the parties equally, before any court proceedings are undertaken by either party to resolve the dispute.

ARTICLE XI – NOTICES AND ENTIRE AGREEMENT

Any notice to be given to any party hereunder shall be in writing and shall be delivered personally or by certified mail, to the party to be noticed at the address stated in the first paragraph of this AGREEMENT.

This AGREEMENT is the ENTIRE LICENSE AGREEMENT between the parties; and all verbal statements pertaining to to LICENSE AGREEMENT are hereby incorporated into this written LICENSE

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AGREEMENT; and any verbal statements pertaining to this LICENSE AGREEMENT that are not specifically incorporated into this written LICENSE AGREEMENT are abandoned, void and of no force and effect; and this written LICENSE AGREEMENT is the entire and only LICENSE AGREEMENT between the parties.  It is agreed that this LICENSE AGREEMENT shall be governed by the laws of the state of Ohio, county of Franklin Ohio and any applicable federal law of the United States of America.

IN WITNESS WHEREOF, the parties hereto have affixed their names:

SONT
As Seen On Screen TV, Inc.

By:	/s/ ANTOINE JARJOUR	Date:	01/5/15

RESET
Tony Reynolds

By:	/s/ TONY REYNOLDS	Date:	12/31/15

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